Exhibit 99.1

FS Bancorp, Inc. Increases Cash Dividend

MOUNTLAKE TERRACE, WA – October 8, 2019 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington, announced today that its Board of Directors declared a regular quarterly cash dividend of $0.20 per common share, payable on November 15, 2019 to holders of record as of November 1, 2019.  The $0.20 cash dividend represents an increase of 33% from the $0.15 cash dividend paid during first, second and third quarter of 2019.

Joe Adams, Chief Executive Officer of the Company said that “Our Board of Directors regularly reviews the Company’s dividend payout ratio and approved the increase based on our performance.”

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 bank branches, including nine branches from the Anchor Acquisition, one administrative office that accepts deposits, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in FS Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.  Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer and Chief Operating Officer
(425) 771-5299
www.FSBWA.com